Exhibit 10.19

SEPARATION AGREEMENT

THIS SEPARATON AGREEMENT (the “Agreement”), dated as of August 28, 2012 (the “Effective Date”), between WellPoint, Inc., an Indiana corporation (the “Company”) and Angela F. Braly (the “Executive”).

WITNESSETH

WHEREAS, the Company and Executive are parties to an Employment Agreement dated February 24, 2007, a First Amendment to the Employment Agreement dated January 1, 2009, and a Second Amendment to the Employment Agreement dated March 8, 2011 (collectively, the “Employment Agreement”);

WHEREAS, in accordance with Section 3(b)(iv) of the Employment Agreement, the Company has decided to terminate Executive's employment Without Cause;

WHEREAS, in order to ensure that the Company has an adequate opportunity to secure a qualified successor and for Executive to transition her duties to her successor, the Company wants Executive to remain employed through December 31, 2012;

WHEREAS, Executive is willing to remain employed through December 31, 2012 and reasonably assist the Company with the transition of her duties to her successor.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, the Company and Executive agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein.

2. Termination of Employment, Interim Duties, and Severance Benefits.

(a) Executive’s position as President and Chief Executive Officer of the Company will terminate as of the Effective Date. Executive’s employment with the Company as an employee and not an officer will continue until and cease on December 31, 2012 (“Termination Date”), without the need for any further notice from the Company; provided, however, that the Company retains the right to terminate Executive’s employment sooner if Executive engages in conduct that would constitute Cause for termination of employment, as defined in the Employment Agreement, in which case, the Termination Date shall be the date the Company terminates Executive’s employment for Cause. Through December 31, 2012, Executive shall continue to be an employee of the Company and shall be available to the Company and her successor as reasonably needed to provide transition services, and the Company shall continue to compensate Executive as provided for in the Employment Agreement, notwithstanding the change in her duties and responsibilities.

(b) As of the Effective Date, Executive shall cease to serve as the Chairperson of the Company’s Board of Directors and as a member of the Board of Directors.

(c) Provided Executive timely signs and does not revoke a Waiver and Release substantially in the form attached to the Employment Agreement, the Company shall:

(i) Provide Executive with the severance compensation and benefits described in the Employment Agreement for a Separation from Service by reason of a termination of Executive’s employment by the Company for a reason other than death, Disability or Cause (i.e., an involuntary termination Without Cause), including, but not limited to, the compensation and benefits described in Sections 4(a), (b), (c), (f) and (g) of the Employment Agreement; and

(ii) Permit all of Executive’s vested stock options as of the Termination Date to remain exercisable through the full original term of each such option grant, notwithstanding the termination of her employment. The Company acknowledges that the commitment in this Section 2(c)(ii) is intended to supersede anything to the contrary in any other prior agreement.

(d) The Executive agrees that the restrictive covenants described in Section 6 of the Employment Agreement shall remain in full force and effect for the greater of 18 months or so long as the Executive holds outstanding vested stock options.

3. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of law.

4. Entire Agreement. This Agreement and the Employment Agreement reflect the complete understanding between the parties concerning their subject matters, and supersede any and all prior agreements, promises, representations or inducements concerning those subject matters.

5. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective Parties. Delivery of executed pages by facsimiles transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.

7. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.

8. Dispute Resolution. Any disputes arising out of or relating to this Agreement, including the breach or validity thereof, shall be finally resolved by arbitration in accordance with the procedure set forth in Section 14 of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:	/s/ John Cannon
Name: John Cannon
Title: EVP, General Counsel, Corporate Secretary & Chief Public Affairs Officer

EXECUTIVE

/s/ Angela F. Braly
Angela F. Braly

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